Exhibit 99.1

      BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 2ND QUARTER EARNINGS

    CHARLESTON, S.C., July 26 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on July 21, 2005, announced earnings for the second quarter of 2005 of $754,540 or $.24 per share, an increase of 59% from the second quarter of 2004 of $475,830 or $.15 per share. The earnings for the six months ended June 30, 2005 improved 50% to $1,341,443 from $896,393 for the six months ended June 30, 2004. This increase is due primarily to deposit growth, loan growth and higher interest rates. The returns on average assets and average equity for the second quarter ended June 30, 2005 were 1.26% and 13.28% respectively, a significant improvement over the second quarter 2004 returns on average assets of .97% and average equity of 9.9% respectively.

    Hugh C. Lane, Jr., President of the Company stated, "Both loan growth and deposit growth were very good during the first half of the year. Because the bank was holding some large temporary deposits, liquidity was higher than normal at quarter end. Being asset sensitive, the bank is certainly poised to benefit from the increase in interest rates. All of these factors are very encouraging for the last half of 2005.

    Mr. Lane also announced that Mr. Nathaniel I. Ball, III, has decided to take early retirement at the end of July. As a founder of the bank and a true bankers' banker, he was a great factor in the growth and evolution of the bank. Mr. Fleetwood Hassell will assume Mr. Ball's primary responsibilities. Mr. Hassell also joined the bank at its inception and has played a significant role in the bank's eighteen year history."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

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Bank of South Carolina
Corporation (BKSC)
Report of Earnings

                                                    June 30,        June 30,
                                                      2005            2004
                                                 -------------   -------------
Shares Outstanding
 BKSC Common Stock                                   3,085,929       3,085,929

Book Value Per Share                                      6.66            6.48

Total Assets                                     $ 231,451,546   $ 201,235,286

Quarter
Ending

Net Income                                       $     754,540   $     475,830

Basic Earnings Per Share                         $         .24   $         .15

Diluted Earnings Per Share                       $         .24   $         .15

Weighted Average Shares
 Outstanding Basic                                   3,085,929       3,085,929

Weighted Average Shares
 Outstanding Diluted                                 3,124,475       3,096,563

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

Six Months Ended
June 30, 2005

Net Income                                       $   1,341,443   $     896,393

Basic Earnings Per Share                         $         .43   $         .29

Diluted Earnings Per Share                       $         .43   $         .29

Weighted Average Shares
 Outstanding Basic                                   3,085,929       3,085,929

Weighted Average Shares
 Outstanding Diluted                                 3,115,791       3,101,454

    All share and per share data have been restated to reflect a 10% stock distribution declared on April 12, 2005

SOURCE  Bank of South Carolina Corporation
    -0-                             07/26/2005
    /CONTACT:  William L. Hiott, Jr. Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com/

_